SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 20, 2006

Date of Report

(Date of earliest event reported)

DURECT CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	000-31615	94-3297098
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

10240 Bubb Road

Cupertino, CA 95014

(Address of principal executive offices) (Zip code)

(408) 777-1417

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into or Amendment of Material Definitive Agreement

Effective January 20, 2006, DURECT Corporation (the “DURECT”) and Endo Pharmaceuticals Inc. (“Endo”) entered into Amendment 3 to the Development, Commercialization and Supply License Agreement dated November 8, 2002 (the “Agreement”) relating to the development and commercialization of the CHRONOGESIC product candidate in the U.S. and Canada.

Prior to the present amendment, in addition to other specified termination rights provided to both parties, the Agreement provided Endo with a right to terminate the Agreement starting January 1, 2006 in the event that DURECT had not commenced a specified clinical trial for the CHRONOGESIC product candidate on or before January 1, 2006, provided that Endo provided DURECT written notice of termination prior to January 31, 2006. Under Amendment 3, the foregoing termination right was amended to provide Endo with the right to terminate the Agreement in the event that (i) DURECT had not delivered to Endo on or before March 31, 2007 a written notice (the “Notice”) that a human pharmacokinetic trial had been completed with the CHRONOGESIC product candidate, together with a full study report of the results of the trial or (ii) Endo, determines, in its sole discretion, to terminate the Agreement during the sixty-day period after DURECT’s delivery of the Notice, provided, that, in each case Endo delivers to DURECT its written notice of termination prior to April 30, 2007.

Under Amendment 3, Endo shall not be responsible for any development costs for the CHRONOGESIC product candidate prior to May 1, 2007. Commencing on May 1, 2007, unless the Agreement is earlier terminated by Endo, Endo will fund 50% of the ongoing development costs for the CHRONOGESIC product candidate in accordance with the terms of the agreement.

Amendment 3 to the Development, Commercialization and Supply License Agreement, dated January 20, 2006, between DURECT Corporation and Endo Pharmaceuticals is attached as Exhibit 10.41 hereto and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DURECT Corporation

Date: January 25, 2006	By:	/s/ James E. Brown
James E. Brown
President and Chief Executive Officer

DURECT CORPORATION

INDEX TO EXHIBITS

Exhibit Number	Description
10.41	Amendment 3 to Development, Commercialization and Supply License Agreement between DURECT Corporation and Endo Pharmaceuticals, Inc. dated as of January 20, 2006